EXHIBIT 99.1

IXYS Corporation Reports Results for the June 2017 Quarter

Quarter-End Highlights:

  Net revenues were $83.5 million, an increase of $2.9 million or 3.6%, from $80.6 million in the prior year comparable quarter. The June 2017 quarter marked the third sequential quarterly increase in net revenues.
  Gross profit margin was 31.8%, comparing favorably to the gross profit margin of 29.8% for the same quarter in the prior fiscal year.
  Net income of $5.5 million in the June 2017 quarter was an increase of $2.5 million, or 82.0%, as compared to $3.0 million of net income in the prior year comparable quarter.
  Cash at the end of June 2017 was $171.0 million, an increase of $3.1 million from the March 2017 quarter.
  IXYS’ backlog was $114.0 million at June 30, 2017, the highest level since March 2012. Backlog at March 31, 2017 was $98.9 million.

LEIDEN, the Netherlands and MILPITAS, Calif., Aug. 02, 2017 (GLOBE NEWSWIRE) -- IXYS Corporation (NASDAQ:IXYS), an international power semiconductor and IC company, today announced financial results for its first fiscal quarter ended June 30, 2017.

Net revenues for the quarter were $83.5 million, an increase of $2.9 million or 3.6%, as compared to $80.6 million in net revenues from the June 2016 quarter. Sequentially, June 2017 quarter net revenues increased by $170,000 from net revenues of $83.4 million in the March 2017 quarter. This marks the third consecutive quarter that net revenues increased.

“Increasing net revenues are attributable to improved global demand for our power semiconductor and IC product lines. The demand from customers is ramping up, as evidenced by the backlog of $114 million, the highest level IXYS has seen since March 2012. Backlog at March 31, 2017 was $98.9 million,” commented Dr. Nathan Zommer, CEO and Founder of IXYS. “We intend to capitalize on the uptick in power semiconductor requirements, adding to our capacity and equipment to meet current and prospective customer needs. Organic growth also focused on R&D and product commercialization, as we introduced new products that address transportation, wireless, IoT, power grid management and industrial applications.”

Net income for the quarter ended June 30, 2017 was $5.5 million, or $0.17 per diluted share, an increase of $2.5 million, or 82.0%, as compared to net income of $3.0 million, or $0.09 per diluted share, for the same period in the prior fiscal year.

June 2017 quarter non-GAAP net income, which excludes the impact of charges for the amortization of acquisition-related intangible assets and stock compensation, was $6.8 million, or $0.21 per diluted share, as compared to the non-GAAP net income of $4.5 million, or $0.14 per diluted share, for the same period in the prior fiscal year.

Gross profit for the quarter ended June 30, 2017 was $26.5 million, or 31.8% of net revenues, an increase of $2.6 million, as compared to gross profit of $24.0 million, or 29.8% of net revenues, for the same period in the prior fiscal year.

Cash and cash equivalents totaled $171.0 million at June 30, 2017. Adjusted EBITDA, which excludes stock-based compensation expense, was $11.3 million for the June 2017 quarter.

“Atypical of our summer seasonal slowdown, customer demand remains robust. We are seeing healthy sales throughout the industrial, commercial and communication infrastructure markets worldwide. Customers’ forecasts are equally promising, as we believe that many have placed orders based on optimistic business projections,” noted Mr. Uzi Sasson, CEO and President of IXYS. “Therefore, we expect revenues in the September 2017 quarter to increase 4-6% from the June 2017 quarter.”

Non-GAAP Information

Included above and within the attached schedules are certain non-GAAP financial figures. The company incurred non-cash charges, including those associated with the amortization of acquisition-related intangible assets and stock compensation. Adjusting the net income to exclude the impact of the amortization of acquisition-related intangible assets and stock compensation expenses and the applicable tax at the effective tax rate for the respective periods results in a financial presentation for the company without the effect of these non-cash charges. Similarly, adjusted EBITDA reflects the exclusion of depreciation and amortization of acquisition-related intangible assets, stock compensation expenses, interest and taxes, and may serve as an indication of the company’s ability to service its debt. Management believes non-GAAP net income, non-GAAP net income per share and adjusted EBITDA are useful measures of operating performance. However, the non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income and net income per share or other financial measures prepared in accordance with GAAP.

This release includes references to backlog. Backlog represents existing customer orders that, by their terms, are expected to be shipped within the 12 months following June 30, 2017. Backlog is influenced by several factors including market demand, pricing and customer order patterns in reaction to product lead times. In the semiconductor industry, backlog quantities and shipment schedules under outstanding purchase orders are frequently revised to reflect changes in customer needs. Purchase orders or agreements calling for the sale of specific quantities are either contractually subject to quantity revisions or, as a matter of industry practice, often not enforced. Therefore, a significant portion of our order backlog may be cancelable. For these reasons, the amount of backlog as of any particular date may not be an accurate indicator of future results.

These non-GAAP measures have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Other companies in our industry may calculate non-GAAP net income, non-GAAP net income per share, adjusted EBITDA and backlog differently than we do, limiting their usefulness as comparative measures.

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve energy conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS, with its subsidiaries, is a worldwide pioneer in the development of power semiconductors, solid state relays, high voltage integrated circuits, and microcontrollers that are necessary in conserving energy and in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for renewable energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. IXYS semiconductors are also key to developments of new medical devices and systems that provide unique solutions in diagnostics and therapy for the leading medical equipment OEMs worldwide. With an end-customer base of over 3,500 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide recognized provider of advanced semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to product and customer demand, backlog, organic growth, the addition to capacity and equipment, customer needs, sales in application markets, customer forecasts and business projections and our revenues in the September 2017 quarter. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, cash flow difficulties, unanticipated technological hurdles, manufacturing challenges, capacity limitations, adverse changes in customer demand, declining economic conditions, increasing product costs or changes in currency exchange rates, among other things. Further information on other factors that could affect IXYS is detailed and included in reports that IXYS has filed with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended March 31, 2017. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	March 31,
	2017	2017
ASSETS
Current assets:
Cash and cash equivalents	$171,010	$167,904
Restricted cash	1,422	1,330
Accounts receivable, net	42,138	41,167
Inventories, net	92,369	89,436
Prepaid expenses and other current assets	6,488	3,977
Total current assets	313,427	303,814
Property, plant and equipment, net	44,065	42,240
Other assets	66,978	63,186
Deferred income taxes	24,917	24,739

Total assets	$449,387	$433,979

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of notes payable to bank	1,107	1,058
Accounts payable	10,523	11,409
Accrued expenses and other current liabilities	23,539	25,347
Total current liabilities	35,169	37,814
Notes payable and other liabilities, net of current portion	83,444	83,409
Pension liabilities	15,558	14,901
Total liabilities	134,171	136,124

Common stock	384	383
Additional paid-in capital	165,187	159,008
Retained earnings	171,321	167,009
Accumulated other comprehensive loss	(21,676)	(28,545)
Total stockholders' equity	315,216	297,855

Total liabilities and stockholders' equity	$449,387	$433,979

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	June 30,
	2017	2016

Net revenues	$83,542	$80,638
Cost of goods sold	56,996	56,644
Gross profit	26,546	23,994

Operating expenses:
Research, development and engineering	7,573	7,910
Selling, general and administrative	10,006	10,038
Amortization of acquisition-related intangibles assets	596	1,017
Total operating expenses	18,175	18,965
Operating income	8,371	5,029
Other (expense) income, net	(1,130)	242

Income before income tax provision	7,241	5,271
Provision for income tax	1,747	2,252
Net income	$5,494	$3,019

Net income per share - basic	$0.17	$0.10

Weighted average shares used in per share calculation - basic	32,086	31,401

Net income per share - diluted	$0.17	$0.09

Weighted average shares used in per share calculation - diluted	33,044	32,001

Reconciliation of net income to non-GAAP net income (in thousands, unaudited):
	Three Months Ended
	June 30,
	2017	2016

Net income	$5,494	$3,019

Amortization of acquisition-related intangible assets	596	1,017
Stock compensation expense	907	855
Tax on stock compensation expense	(219)	(365)
Non-GAAP net income	$6,778	$4,526

Reconciliation of net income per share, diluted to non-GAAP net income per share, diluted (unaudited):
	Three Months Ended
	June 30,
	2017	2016

Net income per share, diluted	$0.17	$0.09

Amortization of acquisition-related intangible assets	0.02	0.03
Stock compensation expense	0.03	0.03
Tax on stock compensation expense	(0.01)	(0.01)
Non-GAAP net income per share, diluted	$0.21	$0.14

Weighted average shares used in per share calculation, diluted	33,044	32,001

Adjusted EBITDA (in thousands, unaudited)
	Three Months Ended
	June 30,
	2017	2016
Net income	$5,494	$3,019

Add:
Income tax expense	1,747	2,252
Interest expense	694	635
Depreciation and amortization	2,411	2,832
Stock compensation expense	907	855
Adjusted EBITDA	$11,253	$9,593

Contact:
Uzi Sasson
CEO & President
IXYS Corporation
1590 Buckeye Drive
Milpitas, California 95035
(408) 457-9000